WEAVER MARTIN & SAMYN

Consent of Independent Registered Public Accounting Firm

We Consent to the incorporation of our audit report dated March 30, 2012, which is included in the Annual Report on Form 10-K of Spindle, Inc., in the Company's Registration Statement on Form S-8 pertaining to "Spindle, Inc. 2012 Stock Incentive Plan - Agreement with Legal Counsel".

/s/ Weaver Martin & Samyn, LLC

Weaver Martin & Samyn, LLC

Kansas City, Missouri

January 2, 2013

Certified Public Accountants & Consultants
411 Valentine, Suite 300
Kansas City, Missouri 64111
Phone: (816) 756-5525
Fax: (816) 756-2252